Exhibit 15
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                     SOJOURN OVERSEAS FUND, VARIABLE SERIES

                   RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT

         RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated this _____ day of _______, 1999 among Liberty Variable Investment Trust, a Massachusetts business trust (the "Trust"), on behalf of [SoGen] Overseas Fund, Variable Series (the "Overseas Fund"), Keyport Financial Services Corp., a Massachusetts corporation ("KFSC"), and Liberty Funds Distributor, Inc. (formerly "Colonial Investors Services, Inc."), a Massachusetts corporation ("LFDI").

         Reference is made to (i) the Underwriting Agreement dated June 7, 1993 between the Trust and KFSC, as amended by Amendment No. 1 thereto dated August 15, 1997 (the "KFSC Underwriting Agreement"), pursuant to which KFSC is acting as principal underwriter of the Trust with respect to sales of shares of the Trust (including shares of the Overseas Fund) to separate accounts of insurance companies that are affiliates of Keyport Life Insurance Company or Liberty Mutual Insurance Company ("Affiliated Participating Insurance Companies"), and
(ii) the Underwriting Agreement dated August 15, 1997 between the Trust and LFDI (the "LFDI Underwriting Agreement") pursuant to which LFDI is acting as principal underwriter of the Trust with respect to sales of shares of the Trust (including shares of the Overseas Fund) to separate accounts of insurance companies that are not affiliates of Keyport Life Insurance Company or Liberty Mutual Insurance Company ("Unaffiliated Participating Insurance Companies").
The Trust desires to adopt a Distribution Plan and Agreement (the "Plan") pursuant to which the Overseas Fund shall make certain payments to KFSC and LFDI to compensate it for activities which are primarily intended to result in the sale of shares of the Overseas Fund, the Board of Trustees having determined that there is a reasonable likelihood that the Plan will benefit the Overseas Fund and its shareholders.

         NOW, THEREFORE, the Trust hereby adopts this Plan, and the parties hereto enter into this Plan, on the following terms and conditions.


         1. The Overseas Fund shall pay to KFSC and LFDI a monthly service and distribution fee at the annual rate of 0.25% of the average daily net asset value of the Overseas Fund. Such fee shall be paid on the 20th of each calendar month (or on the next business day if such 20th day falls on a holiday or weekend), and shall be paid to KFSC and LFDI in proportion to the number of shares of the Overseas Fund held by separate accounts of (i) Affiliated Participating Insurance Companies, and (ii) Unaffiliated Participating Insurance Companies, respectively, on the last business day of the preceding calendar month, regardless of the amount of expenditures actually incurred by KFSC or LFDI in connection with the distribution of shares of the Overseas Fund.

         2. KFSC and LFDI may pay part or all of the service and distribution fees received from the Overseas Fund:

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          (i) to compensate or reimburse Affiliated Participating Insurance
Companies and Unaffiliated Participating Insurance Companies (collectively "Participating Insurance Companies") for or in connection with the allocation of cash values on and premiums paid for variable annuity contracts and variable life policies (collectively "Variable Contracts") issued by Participating Insurance Companies to shares of the Overseas Fund and for personal service and/or maintenance of Variable Contract owner accounts with respect to shares of the Overseas Fund attributable to such accounts;

         (ii) to defray or reimburse Participating Insurance Companies for the cost of the development, preparation, printing and distribution of advertisements, sales literature and other promotional materials relating to the Overseas Fund, of holding seminars and sales meetings designed to promote the sale of shares of the Overseas Fund and of training sales personnel regarding the Overseas Fund, and of printing and distributing prospectuses and statements of additional information relating to the Overseas Fund for use by prospective Variable Contract owners; and

         (iii) to finance any other activity that is primarily intended to result in the sale of shares of the Overseas Fund.

         3. KFSC and LFDI shall provide to the Trust's Trustees, and the Trustees shall review, at least quarterly, reports setting forth all expenditures incurred by them in connection with the distribution of shares of the Overseas Fund and the purposes of those expenditures.

         4. The Plan shall continue in effect only so long as approved at least annually as provided in Rule 12b-1, as the same may be amended, under the Investment Company Act of 1940 ("Rule 12b-1"). The Plan may not be amended to increase materially the service and distribution fee payable thereunder without shareholder approval as required by Rule 12b-1 and any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan shall be approved in the manner described in Rule 12b-1. The Plan may be terminated at any time as provided in Rule 12b-1 without payment of any penalty. The continuance of the Plan shall be effective only if the selection and nomination of the Trust's Trustees who are not interested persons (as defined in the Investment Company Act of 1940) of the Trust is effected by such non-interested Trusties as required by Rule 12b-1.

     IN WITNESS WHEREOF, each of the parties has caused this Plan and Agreement to be


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executed in its name and on its behalf by its duly authorized representative as of the date first above written.

                                            LIBERTY VARIABLE INVESTMENT TRUST,
                                            on behalf of [SoGen] Overseas Fund,
                                            Variable Series

                                            By:
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                                            KEYPORT FINANCIAL SERVICES, INC.

                                            By:
                                                -------------------------------


                                            LIBERTY FUNDS DISTRIBUTOR, INC.

                                            By:
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